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EXHIBIT 10.36

                                 THOMAS E. BAKER
                              EMPLOYMENT AGREEMENT

     AGREEMENT dated January 20, 1999 between Chesapeake Decision Sciences, Inc., ("Chesapeake") a wholly-owned subsidiary of Aspen Technology, Inc., a Delaware corporation located at 10 Canal Park, Cambridge, Massachusetts, 02141 (the "Company"), and Thomas E. Baker, an individual residing at 25 Water Street, Lebanon, NJ 08833, (the "Employee").

1. EMPLOYMENT. The Company agrees to employ the Employee in the Chesapeake business carried on by the Company or in some other mutually agreeable capacity, from the date of this Agreement and hereafter for a period of eight years on the basis that the Employee shall work half-time for the first five years, and thereafter as agreed to by the Employee. Such period of time may be reduced by a month for every two month equivalent the Employee, as agreed to between the Employee and the Company, does not provide services during the first five years; provided that the Company provide Employee written notice 30 days prior to any reduction of such period. The Employee shall take a senior role in the development and management of the Company's supply chain technology as well as a senior role in the development of certain of the Company's other technology initiatives. The Employee shall report directly to the President of the Company. The Employee agrees, while employed hereunder, to perform his duties faithfully and to the best of his ability. The Employee shall be employed at the Company's offices in New Jersey, and his principal duties shall be performed primarily in New Jersey, except for business trips reasonable in number and duration required in furtherance of the Company's business.

2. TERM. The employment of the Employee hereunder shall begin on the date of this Agreement and shall continue until reduced or terminated in accordance with Sections 1 or 5 (the "Term").

3.   COMPENSATION.

     a) As compensation for the Employee's services during the Term, the Company shall pay the Employee an annual base salary, initially at the rate of $ 363,000 per year.

     b) The Employee shall be covered by the bonus plan currently maintained by the Company for its similarly-situated employees.

4. EMPLOYEE BENEFITS. The Employee shall be entitled to participate in all "employee pension benefit plans," all "employee welfare benefit plans" (each as defined in the Employee Retirement Income Security Act of 1974) and all pay practices and other compensation arrangements maintained by the Company (collectively, "Benefits"), on the same basis as similarly situated employees of the Company. The Company shall reimburse the Employee from time to time for the reasonable expenses incurred by the Employee in connection with the performance of his obligations hereunder, in accordance with the Company's policies on expense reimbursement. In addition and in consideration of the covenant not-to-compete under Paragraph 7, the key-man life insurance policy on the Employee held by Chesapeake shall be used by the Company to fund a split dollar insurance program and/or a deferred compensation plan for Employee on terms approved by the Employee. In addition, the Company shall pay the


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     annual cost of insurance relating to the split dollar insurance program during the term of this Agreement in an amount not to exceed $2,000.00 per annum.

5.   TERMINATION DATE; CONSEQUENCES FOR COMPENSATION AND BENEFITS

     a) DEFINITION OF TERMINATION DATE. The first to occur of the following events shall be the "Termination Date":

          i) The date on which the Employee becomes entitled to receive long-term or short-term disability payments by reason of total and permanent disability;

          ii)  The Employee's death;

          iii) Voluntary resignation;

          iv) Discharge of the Employee by the Company after one of the following events shall have occurred, which event shall be specified to the Employee by the Company at the time of discharge: material willful misconduct in the discharge of his duties, conviction of the Employee or the entry of a plea of guilty or nolo contendere by the Employee to any crime involving moral turpitude, or any material breach under paragraph 7, 8, 9 or 10 of this Agreement by the Employee which is not cured within 30 days after written notice from the Board of Directors of the Company to the Employee setting forth the nature of the breach ("Discharge for Cause");

     b) CONSEQUENCES FOR COMPENSATION AND BENEFITS. On Termination as a result of a voluntary resignation or Discharge for Cause, the Company shall pay base salary to the Employee through the Termination Date, and shall pay to the Employee all Benefits accrued through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued, but shall pay no cash bonus for the fiscal year in which the Termination Date occurs. On a Termination due to the Employee's death or disability, the Company shall continue to pay, at its option, base salary or a lump sum equivalent to Employee or his estate. The Company will obtain adequate disability and life insurance to secure such payments and will provide Employee evidence of such coverage during the term of this Agreement.

6. LIQUIDATED DAMAGES; NO DUTY TO MITIGATE DAMAGES. The amounts payable pursuant to Section 5(b) shall be deemed liquidated damages for the early termination of this Agreement and shall be paid to the Employee regardless of any income the Employee may receive from any other employer, and the Employee shall have no duty of any kind to seek employment from any other employer until the Termination Date.

7. AGREEMENT NOT TO COMPETE. The Employee agrees that, while serving as an Employee of the Company, he will not serve as an employee or director of any business entity other than the Company and its affiliates, but may serve as a director of a reasonable number of not-for-profit corporations and may devote a reasonable amount of time to charitable and community service. In consideration of the payments and agreements hereunder, for one year following any Termination Date, the Employee shall not engage, directly or indirectly, in any business competitive with the Company's business in the area of supply chain planning and scheduling software, consulting services and support. The Employee may hold stock or a limited

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     partnership interest of 5% or less in any publicly traded entity without violating this Agreement.

8. AGREEMENT NOT TO SOLICIT. In consideration of the payments and agreements hereunder and under the Agreement and Plan of Reorganization, for the greater of two years after the date of this Agreement or one year following any Termination Date, the Employee shall not solicit any employee of the Company or an affiliate to leave such employment to provide services to the Employee or any other business entity, whether or not the Employee is employed by such entity, or the Employee has a material financial interest therein. Soliciting a former employee of the Company or an affiliate to provide such services shall not be a violation of this Agreement.

9. CONFIDENTIAL INFORMATION: NON-DISCLOSURE. Employee acknowledges that the business of Company, and their affiliates is highly competitive and that Company has provided and will provide Employee with access to Confidential Information relating to the business of Company and their affiliates. "Confidential Information" means and includes Company's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to Company's relationship with that customer); pricing strategies; plans and strategies for expansion or acquisitions; budgets; customer lists; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligation Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by Company, or their affiliates in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company, and their affiliates in maintaining their competitive position.

     Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of Company, and their affiliates.

     Employee agrees that Employee will not, at any time during or after Employee's employment with Company, make any unauthorized disclosure of any Confidential Information of Company or their affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder, except that following termination of his employment Employee shall have the right, on prior consent of the Company which consent shall not be unreasonably withheld, to use MIMI software and ancillary software and information in non-commercial projects (including the application of MIMI's optimization and simulation technology to the AmericaOne challenge yacht's design process for which permission is hereby expressly granted) that do not compete with the Company's business. Employee also agrees to preserve and protect

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     the confidentiality of third party Confidential Information to the same extent, and on the same basis, as Company's Confidential Information.

10. PROPRIETARY RIGHTS. All Proprietary Information in any form, whether patentable or copyrightable or not, which Employee generates either solely or jointly during Employee's employment by The Company (the "Developments") will be the sole and exclusive property of The Company (and in the case of copyrightable material, will be a "WORK MADE FOR HIRE" by the Employee for The Company). Employee will promptly and fully disclose all Developments to The Company and, if deemed necessary by The Company and at The Company's expense, will execute and deliver such instruments as The Company may request to protect its right, title, and interest in and to any of the Developments.

     a) RECORDS AND EQUIPMENT. Immediately upon the termination of Employee's employment, or otherwise on demand by the Company, Employee will deliver to the Company all Proprietary Information, including without limitation, papers, photographs, drawings, notes, plans, computer programs, tapes, listings, copies of correspondence, memoranda, reports, customer lists, addresses, computers and other materials or equipment made or compiled by Employee or made available to Employee during the course of employment. Employee may not retain any copies without the Company's express written permission.

     b) REPRESENTATION. The Employee understands that it is the Company's policy not to accept the confidential or proprietary information of third parties without appropriate permission. Consequently, the Employee represents and warrants that he has not brought with him, and will not disclose to the Company at any time, any confidential information belonging to a third party without such third party's express written permission. The Employee understands and agrees that breach of the foregoing representation and warranty is cause for discipline, up to and including termination of employment, but such termination would not be considered a "Discharge for Cause".

11. ARBITRATION. In the event that either party hereto has any claim hereunder, the party shall promptly notify the other party of such claim. If within 30 days of the receipt of such notice of claim, the parties cannot agree on a resolution of such claim, the parties agree to submit such dispute to binding arbitration to be held in Boston, Massachusetts under the rules of the American Arbitration Association. Three arbitrators shall conduct any such arbitration, one of whom shall be selected by the Employee, one of whom shall be selected by the Company and one of whom shall be selected by the arbitrators so selected. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

12. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by any party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

13. BINDING OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the Company and their successors and assigns and the Employee and his personal representatives.

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14.  ASSIGNABILITY. Neither this Agreement nor any benefits payable to the
     Employee hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Employee, or subject to attachment or other legal process by any creditor of the Employee, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Employee hereunder shall be paid only to the Employee or his estate. The Company may assign this Agreement to Chesapeake, provided that the Company shall remain as guarantor of all obligations and responsibilities of the Company hereunder.

15. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

16. OTHER AGREEMENTS. The obligations and agreements contained herein are in addition to and do not supercede or replace any obligations, covenants, representations or warranties contained in the Agreement and Plan of Reorganization among the Company, Chesapeake and AT Acquisition, Inc., including without limitation all exhibits entered into therewith, and the Non-Competition Agreement between Employee, Chesapeake, and the Company.

     IN WITNESS WHEREOF, the Company and the Employee have signed and sealed this Agreement as of the date first written above.

ASPEN TECHNOLOGY, INC.                       Thomas E. Baker


By:
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